Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces 2011 Year-End
Reserves, Provides 2012 Production and Capital Spending
Guidance, and Updates 2011 Guidance

Proved Reserves Up 13.2% to a Record 345.2 MMBOE at Year End 2011

2012 Capital Budget of $1.6 Billion

2012 Production Guidance of 28.0 MMBOE - 29.5 MMBOE
(13%-19% Increase over 2011)

2011 Production Totals a Record 24.8 MMBOE

Q4 2011 Production Averages 70,685 BOE/d

December 2011 Production Rises to a Record 73,240 BOE/d

DENVER – January 19, 2012 – As of December 31, 2011, Whiting Petroleum Corporation’s (NYSE: WLL) estimated proved reserves totaled 345.2 million barrels of oil equivalent (MMBOE), an increase of 13.2% over year-end 2010 proved reserves of 304.9 MMBOE.  Approximately 86% of our 2011 year-end reserves were classified as oil/natural gas liquids and 69% were classified as proved developed.  The 40.3 MMBOE increase in proved reserves replaced 164% of the Company’s 2011 production of 24.8 MMBOE.

Whiting’s total reserves at December 31, 2011 were as follows:

Category(1)	MMBOE
Proved reserves	345.2(2)
Probable reserves	106.0(2)
Possible reserves	195.3(2)

(1)	Refer to “Disclosure Regarding Reserves” later in this news release for information on proved, probable and possible reserves.
(2)	Independently engineered by Cawley, Gillespie & Associates, Inc.

The Company’s estimated year-end 2011 proved reserves had a pre-tax PV10% value of $7.4 billion, of which approximately 97% came from properties located in Whiting’s Rocky Mountain, Permian Basin and Mid-Continent core areas.  The following table summarizes Whiting’s estimated proved reserves as of December 31, 2011 by core area.

Proved Reserves (1)
Core Area	Natural Gas(Bcf)	Total (MMBOE)	% Oil(2)	Pre-Tax PV10% Value(3) (In Millions)
Rocky Mountains	162.3	159.2	83%	$4,157.1
Permian Basin	38.1	128.8	95%	2,011.6
Mid-Continent	19.9	41.2	92%	1,046.7
Michigan	41.7	10.3	33%	115.0
Gulf Coast	23.0	5.7	32%	74.3
Total	285.0	345.2	86%	$7,404.7

(1)
Oil and gas reserve quantities and related discounted future net cash flows have been derived from oil and gas prices calculated using an average of the first-day-of-the month NYMEX price for each month within the 12 months ended December 31, 2011, pursuant to SEC and FASB guidelines. The NYMEX prices used were $96.19/Bbl and $4.12/Mcf.

(2)	Oil includes natural gas liquids.
(3)
Pre-tax PV10% may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Pre-tax PV10% is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes. As of December 31, 2011, our discounted future income taxes were $2,132.2 million and our standardized measure of after-tax discounted future net cash flows was $5,272.5 million. We believe pre-tax PV10% is a useful measure for investors for evaluating the relative monetary significance of our oil and natural gas properties. We further believe investors may utilize our pre-tax PV10% as a basis for comparison of the relative size and value of our proved reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our oil and gas properties and acquisitions. However, pre-tax PV10% is not a substitute for the standardized measure of discounted future net cash flows. Our pre-tax PV10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of our proved oil and natural gas reserves.

2012 Capital Budget of $1,600.0 Million and Production Guidance of 28.0 MMBOE - 29.5 MMBOE
Whiting forecasts a capital budget of $1,600.0 million in 2012, which should approximate its 2012 estimated discretionary cash flow.  Whiting expects to allocate $1,236.0 million of the 2012 capital budget to exploration and development activity, $136.0 million for land, and $228.0 million for facilities.  Based on this level of capital spending, we forecast production of 28.0 MMBOE - 29.5 MMBOE for 2012, an increase of 13% - 19% over our 2011 production of 24.8 MMBOE.

Our 2012 capital budget is currently allocated among our major development areas as indicated in the table below:

	2012 CAPEX (In Millions)	Gross Wells		Net Wells		% of CAPEX
Total Northern Rockies	$ 851	218		124		53%
Total EOR	177	NA	(2)	NA	(2)	11%
Total Permian	60	13		13		4%
Total Central Rockies	50	11		11		3%
Total Gulf Coast	-	-		-		0%
Total Michigan	-	-		-		0%
Non-Operated	42	-		-		3%
Land	136	-		-		9%
Exploration Expense (1)	56	-		-		3%
Facilities	228	-		-		14%
Total Budget	$1,600	242		148		100%

(1)	Comprised primarily of exploration salaries, lease delay rentals and seismic activities.
(2)	These multi-year CO2 projects involve many re-entries, workovers and conversions. Therefore, they are budgeted on a project basis not a well basis.

Outlook for Fourth Quarter and Full-Year 2011
We have adjusted our fourth quarter and 2011 production guidance to reflect later arrival dates in mid through late November of our increased number of service rigs.  As noted in our third quarter 2011 financial and operating results news release on November 2, 2011, Whiting had 66 wells in the Sanish field area shut-in awaiting service work.  We anticipated reducing this to 20 by December 31, 2011.  Due to later service rig arrival dates in the fourth quarter, we reduced the number of shut-in wells to 44 as of December 31, 2011.  Our production rate for December was 73,240 barrels of oil equivalent (BOE) per day.

As of January 31, 2012, we expect to have placed an additional 10 previously shut-in wells back on production.  As we further reduce the remaining number of shut-in wells, we expect production to respond positively, consistent with our forecast for average 2012 full year production between 76,700 BOE – 80,500 BOE per day, an increase of 13% - 19% over the 2011 average of 67,890 BOE per day.

The following tables provide guidance for the fourth quarter and full-year 2011 and first quarter and full-year 2012 based on current forecasts, including Whiting’s full-year 2012 capital budget of $1,600 million.

Guidance
	Fourth Quarter	Full-Year
	2011	2011
Production (MMBOE)	6.50	24.78
Lease operating expense per BOE	$12.60 - $12.80	$ 12.30 - $ 2.40
General and admin. expense per BOE	$ 3.40 - $ 3.50	$ 3.40 - $ 3.50
Interest expense per BOE	$ 2.50 - $ 2.60	$ 2.50 - $ 2.60
Depr., depletion and amort. per BOE	$19.50 - $19.70	$18.80 - $19.00
Prod. taxes (% of production revenue)	7.85% - 7.95%	7.45% - 7.55%
Oil price differentials to NYMEX per Bbl	($ 9.10) - ($ 9.20)	($10.10) - ($10.30)
Gas price premium to NYMEX per Mcf (1)	$ 1.10 - $ 1.20	$ 0.80 - $ 0.90

(1)	Includes the effect of Whiting’s fixed-price gas contracts.

Guidance
	First Quarter	Full-Year
	2012	2012
Estimated production (MMBOE)	6.60 - 6.80	28.00 - 29.50
Lease operating expense per BOE	$13.00 - $13.30	$13.10 - $13.50
General and admin. expense per BOE	$ 3.70 - $ 3.90	$ 3.70 - $ 3.90
Interest expense per BOE	$ 2.55 - $ 2.75	$ 2.50 - $ 2.70
Depr., depletion and amort. per BOE	$20.00 - $20.50	$20.50 - $20.90
Prod. taxes (% of production revenue)	7.8% - 8.0%	7.9% - 8.2%
Oil price differentials to NYMEX per Bbl	($9.50) - ($10.50)	($9.50) - ($10.50)
Gas price premium to NYMEX per Mcf (1)	$ 0.70 - $ 1.00	$ 0.70 - $ 1.00

(1)	Includes the effect of Whiting’s fixed-price gas contracts.

Conference Call
Whiting’s fourth quarter and full-year 2011 conference call is scheduled for 11:00 a.m. EST on February 23, 2012.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain, Permian Basin, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil or natural gas prices; impacts of the global recession and tight credit markets; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state regulatory initiatives relating to the regulation of hydraulic fracturing;  the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal government that could have a negative effect on the oil and gas industry; availability of drilling and service rigs; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2010.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

Disclosure Regarding Reserves
In this news release, we use the terms proved, probable and possible reserves as defined in SEC rules. Proved reserves are reserves which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs under existing economic conditions, operating methods and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain.  Probable reserves are reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Possible reserves are reserves that are less certain to be recovered than probable reserves.  Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.